Exhibit 10.1

METABASIS THERAPEUTICS, INC.

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”) is entered into effective as of July 19, 2006 (the “Effective Date”), by and between PAUL K. LAIKIND (the “Employee”) and METABASIS THERAPEUTICS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Employee and the Company entered into a Severance Agreement dated September 28, 1998 (the “Original Severance Agreement”), as amended by an Amendment of the Metabasis Therapeutics, Inc. Severance Agreements and Common Stock Purchase Agreements dated January 2001 and restated by the Severance Agreement dated June 30, 2003 (together, the “Amendments”);

WHEREAS, the parties also entered into a certain Stock Restriction Agreement effective as of June 30, 2003 (the “Stock Restriction Agreement”); and

WHEREAS, the parties have agreed that the Original Severance Agreement, as amended by the Amendments, shall be amended, restated and superseded as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is agreed between the parties as follows:

1.             Term of Agreement.

This Agreement shall remain in effect from the Effective Date until the earlier of:

(a)           The date when the Employee’s employment with the Company terminates for any reason not described in Section 6; or

(b)           The date when the Company has met all of its obligations under this Agreement following a termination of the Employee’s employment with the Company for a reason described in Section 6.

2.             Definition of Change in Control.

For all purposes under this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Effective Date:

(a)           The Company is merged, consolidated, or reorganized into or with another legal entity, and as a result of such merger, consolidation or reorganization more than 50% of the voting securities of such entity or its parent outstanding immediately after such transaction are held by persons other than the holders of voting securities of the Company immediately prior to such transaction;

(b)           The Company sells all or substantially all of its assets to another legal entity and thereafter, more than 50% of the voting securities of such entity or its parent outstanding immediately after such transaction are held by persons other than the holders of voting securities of the Company immediately prior to such transaction;

(c)           A change in the composition of the Company’s Board of Directors (the “Board”) during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(d)           Any person (as the term person is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3, or any successor rule or regulation promulgated under the Exchange Act) of more than 50% of the then outstanding voting securities of the Company; provided that changes in beneficial ownership resulting from issuances of securities by the Company in transactions the primary purpose of which is to raise capital through the sale of Company equity to one or more financial investors shall be disregarded in determining whether a Change in Control has occurred.

3.             Definition of Good Reason.

For all purposes under this Agreement, “Good Reason” shall mean that the Employee:

(a)           Has been demoted or has incurred a material reduction in his authority or responsibility as an employee of the Company, including (without limitation) a reduction or elimination of his authority to lead management of the Company, to establish corporate goals, strategy, policies and procedures, to approve expenditures or to hire, promote, demote or terminate subordinates; provided, however, any matters ordinarily subject to approval by the Board of Directors (such as the promotion, demotion or termination of officers or the establishment of corporate goals) shall remain subject to Board approval;

(b)           Has incurred a reduction in his total compensation (including benefits) as an employee of the Company, other than pursuant to a Company-wide reduction of total compensation (including benefits) for employees of the Company generally;

(c)           Has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the Employee;

(d)           Has not received a bonus commensurate with bonuses (if any) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the Employee; or

(e)           Has been notified that his principal place of work as an employee of the Company will be relocated by a distance of 50 miles or more.

4.             Definition of Cause.

For all purposes under this Agreement, “Cause” shall mean:

(a)           a material and continuing failure to perform the duties of Employee’s employment which is materially injurious to the Company, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, which failure is not corrected within 15 business days after written notice thereof to the Employee;

(b)           Employee’s gross misconduct or fraud which is materially injurious to the Company; or

(c)           Employee’s conviction of, or plea of “guilty” or “no contest” to, a non-vehicular felony.

5.             Definition of Continuation Period.

For all purposes under this Agreement, “Continuation Period” shall mean the period commencing on the date when the termination of the Employee’s employment under Section 6 is effective and ending on the later of:

(a)           The date twelve (12) months after the date when the employment termination was effective; or

(b)           December 31, 2007.

6.             Entitlement to Severance Pay and Benefits.

The Employee shall be entitled to receive the severance pay described in Section 7 (the “Severance Pay”) and the benefits described in Section 8(a), (b) and (c) from the Company if, and only if, one of the following events occurs:

(a)           The Employee voluntarily resigns his employment for Good Reason;

(b)           The Company terminates the Employee’s employment for any reason other than Cause; or

(c)           The Company terminates the Employee’s employment because his position has been eliminated in connection with a restructuring or a reduction in force, as determined by the Company.

In addition, if any of the events set forth in subsections (a), (b) or (c) above occurs following a Change in Control, the Employee shall be entitled to the additional benefits set forth in Section 8(d).

7.             Amount of Severance Pay.

During the Continuation Period, the Company shall pay the Employee Severance Pay at an annual rate equal to the sum of:

(a)           The Employee’s base compensation at the annual rate in effect on the date 30 days prior to the date when the termination of his employment with the Company is effective; plus

(b)           The arithmetic mean of the Employee’s annual bonuses for the last three calendar years completed prior to the date when the termination of his employment with the Company is effective.  In the event that the Employee received no bonus from the Company for one or more of such calendar years for reasons other than related to Employee’s performance, the years in which no bonus was paid shall be disregarded and the arithmetic mean of the Employee’s bonuses for the remaining years (if any) shall be used.

Such amount shall be paid at periodic intervals in accordance with the Company’s standard payroll procedures.

8.             Other Benefits.

(a)           Stock Options and Restricted Stock.  The vesting of any unvested stock options and shares of restricted stock granted to Employee by the Company (including the Option Stock (as defined in the Stock Restriction Agreement), and notwithstanding anything to the contrary contained in the terms of the Stock Restriction Agreement)) shall be accelerated such that an additional number of shares equal to the number that would have vested over the Continuation Period shall vest immediately upon the occurrence of one of the events described in Section 6.  The post-termination exercise grace period under the Employee’s stock options shall commence at the end of the Continuation Period.  The Employee represents that he has consulted or will consult a tax adviser regarding the impact of this Subsection (a) on the tax treatment of incentive stock options and shares of restricted stock.

(b)           Group Insurance.  At the commencement of the Continuation Period, the Employee (and, where applicable, his dependents) shall be entitled to convert his key employee long-term disability policy and group life insurance policy into individual policies pursuant to the terms of such policies.  Should the Employee elect to convert either or both of such policies, the Company will pay the premiums for such policy or policies during the Continuation Period.  At the commencement of the Continuation Period, the Employee shall be eligible to continue his group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, and the Company will pay the premiums for such coverage during the Continuation Period.  The foregoing notwithstanding, in the event that the Employee becomes eligible for comparable group insurance coverage in connection with new employment, the premium payments by the Company under this Subsection (b) shall terminate immediately.

(c)           Outplacement Services.  If one of the events described in Section 6 has occurred, the Employee shall be entitled to reasonable outplacement services at the Company’s expense.  Such services shall be provided by a firm selected by the Employee from a list compiled by the Company and shall be limited to a period of six consecutive months.

(d)           Acceleration of Vesting Upon or Following a Change in Control.  Notwithstanding anything else set forth herein, in the event of a Change in Control, fifty percent (50%) of any remaining unvested stock options and shares of restricted stock granted to Employee by the Company (including the Option Stock and notwithstanding anything to the contrary contained in the Stock Restriction Agreement) shall vest immediately.  The other fifty percent (50%) of such remaining unvested stock options and shares of restricted stock shall continue to vest in accordance with the original vesting schedule applicable thereto, provided that in each such case, the number of shares that would otherwise vest on each applicable vesting date shall be reduced by fifty percent (50%).  In addition, upon the occurrence of one of the events described in Section 6 following a Change in Control, all remaining unvested stock options and shares of restricted stock granted to Employee by the Company shall vest immediately and all shares of the Option Stock shall be immediately released from the Company’s Purchase Option set forth in the Stock Restriction Agreement, which shall be of no further force and effect.

9.             Golden Parachute Excise Tax Gross-Up.  In the event that the benefits provided for in this Agreement or otherwise payable to the Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) that are subject to the excise tax imposed by Section 4999 of the Code, then the Employee shall receive a one-time payment from the Company sufficient to pay such excise tax.  Unless the Company and the Employee otherwise agree in writing, the determination of the Employee’s excise tax liability and the amount required to be paid under this Section shall be made in writing by the Company’s accountants (the “Accountants”).  In the event that the excise tax incurred by the Employee is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Employee agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10.          Successors.

(a)           Company’s Successors.  The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

(b)           Employee’s Successors.  This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.          Miscellaneous Provisions.

(a)           Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  This Agreement and the Stock Restriction Agreement (including the Exhibits thereto) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede any and all prior agreements, representations or understandings (whether oral or written and whether express or implied) made or entered into by either party with respect to the subject matter hereof, including without limitation the Original Severance Agreement and the Amendments.

(d)           Legal Expenses.  The Company shall pay the reasonable legal fees and expenses of Wilson Sonsini Goodrich & Rosati, P.C. in connection with the preparation and negotiation of the Agreement and the transactions contemplated thereby in an aggregate amount not to exceed $7,500.

(e)           No Setoff; Withholding Taxes.  There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation against payments to the Employee under this Agreement.  All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f)            Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)           No Assignment.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Subsection (g) shall be void.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

EMPLOYEE:
/s/ Paul K. Laikind
Paul K. Laikind
COMPANY:
METABASIS THERAPEUTICS, INC.
By	/s/ John W. Beck
Title	Snr VP Finance & CFO